Exhibit (d)(7)

EXECUTION

AGREEMENT

This Agreement (the “Agreement”) is entered into as of April 18, 2014, by and among TPG Asia VI, L.P. (“Sponsor”), Healthy Harmony Holdings, L.P. (“Parent”) and Fosun Industrial Co., Limited (“Significant Stockholder”, and together with Parent and Sponsor, the “parties”).

WHEREAS, Parent, Chindex International, Inc. (the “Company”) and Healthy Harmony Acquisition, Inc., a wholly owned subsidiary of Parent, propose to enter into an Amended and Restated Agreement and Plan of Merger dated the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

WHEREAS, concurrently herewith, Sponsor is executing and delivering (a) an amended and restated equity financing commitment letter with and in favor of Parent, pursuant to which, subject to the terms and conditions therein, Sponsor will commit to invest in Parent the amount set forth therein, and (b) an amended and restated limited guarantee (the “Guarantee”) with and in favor of the Company with respect to certain obligations of Parent and Merger Sub under the Merger Agreement.

WHEREAS, concurrently herewith, Significant Stockholder is executing and delivering an amended and restated equity financing commitment letter (the “Significant Stockholder ECL”) with and in favor of Parent, pursuant to which, subject to the terms and conditions therein, Significant Stockholder will commit to invest in Parent the amount set forth therein.

WHEREAS, concurrently herewith, the parent company of Significant Stockholder Parent, Shanghai Fosun High Technology (Group) Co., Ltd., is executing and delivering an amended and restated voting agreement in the form attached as Exhibit A hereto.

WHEREAS, on February 17, 2014, Parent and Shanghai Fosun Pharmaceuticals (Group) Co., Ltd. (“Significant Stockholder Parent”) entered into a letter agreement (the “CML Agreement”) regarding the acquisition by Significant Stockholder Parent of a 30% shareholding in Chindex Medical Limited (“CML”).

WHEREAS, on February 17, 2014, each of Sponsor and Significant Stockholder entered into a letter of commitment (the “Letters of Commitment”), pursuant to which it each had committed, subject to the terms and conditions therein, to subscribe for limited partnership interests in Parent.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

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1.             Certain Definitions.   All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)  “Agreement” shall have the meaning set forth in the preamble.

(b)  “Alternative Commitment” shall have the meaning set forth in Section 2(e) hereof.

(c)  “CML” shall have the meaning set forth in the recitals.

(d)  “CML Agreement” shall have the meaning set forth in the recitals.

(e)  “Commitment” shall have the meaning set forth in Section 2(a) hereof.

(f)  “Dispute” shall have the meaning set forth in Section 19 hereof.

(g)  “Expiration Date” shall mean the earliest to occur of (i) the date and time, after April 25, 2014 that either party gives notice to the other if the Merger Agreement has not yet been executed by the Company by the time of such notice, (ii) the date and time the Merger Agreement is terminated in accordance with its terms and provisions without the Merger having been consummated, (iii) the 30th day after the date of this Agreement if the Pledge Agreement has not been delivered by Significant Stockholder and Sponsor gives written notice of such termination, and (iv) the effectiveness of a mutual written agreement of the parties hereto to terminate this Agreement.

(h)  “Fee” shall have the meaning set forth in Section 2(c) hereof.

(i)   “Guarantee” shall have the meaning set forth in the recitals.

(j)  “HKIAC” shall have the meaning set forth in Section 19 hereof.

(k)  “Letters of Commitment” shall have the meaning set forth in the recitals.

(l)   “LP Interests” shall have the meaning set forth in Section 2(a) hereof.

(m) “Merger” shall have the meaning set forth in the recitals.

(n)  “Merger Agreement” shall have the meaning set forth in the recitals.

(o)  “Merger Sub” shall have the meaning set forth in the recitals.

(p)  “parties” shall have the meaning set forth in the preamble.

(q)  “Parent” shall have the meaning set forth in the preamble.

(r)   “Pledge Agreement” shall have the meaning set forth in Section 4 hereof.

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(s)   “Requisite Significant Stockholder Stockholder Approval” shall have the meaning set forth in Section 2(b) hereof.

(t)   “Shares” shall have the meaning set forth in the recitals.

(u)  “Significant Stockholder” shall have the meaning set forth in the preamble.

(v)  “Significant Stockholder Parent” shall have the meaning set forth in Section 2(b) hereof.

(w) “Significant Stockholder Parent’s Meeting” shall have the meaning set forth in Section 2(b) hereof.

(x)  “Sponsor” shall have the meaning set forth in the preamble.

2.	Equity Commitments.

(a)          Pursuant to the Significant Stockholder ECL, Significant Stockholder has committed (the “Commitment”), subject to the terms and conditions set forth therein, that, at or prior to the Closing, to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, limited partnership interests of Parent (“LP Interests”) with an aggregate purchase price of $159,000,000, at a price per LP Interest equal to the price per LP Interest paid by Sponsor at the Closing. Based on the share count information as of February 7, 2014 and the assumptions regarding capitalization set forth in the term sheet attached to the Support Agreement, if the Merger is consummated and Significant Stockholder’s Commitment is funded in full, Sponsor and Significant Stockholder are expected to hold approximately 47.6% and 48.1% of the LP Interests, respectively, at the Effective Time.

(b)          The funding of Significant Stockholder’s Commitment shall be subject to (i) Shanghai Fosun Pharmaceutical (Group) Co., Ltd., a corporation incorporated under the Laws of China and the parent company of Significant Stockholder (“Significant Stockholder Parent”), having obtained the approval of the Transactions and the transactions contemplated by this Agreement by the stockholders of Significant Stockholder Parent at a duly convened general meeting (the “Significant Stockholder Parent’s Meeting”) of stockholders of Significant Stockholder Parent (the “Requisite Significant Stockholder Stockholder Approval”), (ii) the due execution and delivery of the Merger Agreement by the Company, (iii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 7.1 and 7.2 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iv) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.

(c)          If (i) the Merger is consummated and Significant Stockholder’s Commitment or the Alternative Commitment is not funded in full for any reason (including, without limitation, the failure to obtain the Requisite Significant Stockholder Stockholder Approval contemplated by Section 2(b)(i) above), or (ii) the Parent Termination Fee becomes payable solely due to the breach of Significant Stockholder’s obligation to fund its Commitment, Significant Stockholder

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shall pay to Sponsor or its designee an amount equal to US$$30,834,000 (the “Fee”) in cash by wire transfer of same day funds, as promptly as practicable (and in any event within two (2) Business Days) after the Effective Time or the termination of the Merger Agreement, as the case may be. For the avoidance of doubt, the Fee shall not be payable if the Alternative Commitment is funded in full at or prior to the Closing.

(d)           If the Requisite Significant Stockholder Approval is not obtained, Significant Stockholder and Sponsor shall, for a period of one month after the Significant Stockholder Parent’s Meeting, discuss alternative arrangements relating to Significant Stockholder acquiring or investing in additional LP Interests on terms and conditions acceptable to each of Significant Stockholder and Sponsor in its sole discretion, including alternative arrangements for Significant Stockholder to fund its full Commitment at Closing on terms and conditions acceptable to each of Significant Stockholder and Sponsor in its sole discretion (any so agreed arrangement, an “Alternative Commitment”). Notwithstanding anything to the contrary, none of Sponsor, Parent or their respective affiliates shall be obligated to issue or sell LP Interests to Significant Stockholder pursuant to this Section 2(d).

(e)          If the Merger is consummated and Significant Stockholder’s Commitment or the Alternative Commitment is not funded in full for any reason (including, without limitation, the failure to obtain the Requisite Significant Stockholder Stockholder Approval contemplated by Section 2(b)(i) above), Parent, Sponsor and Significant Stockholder agree that, notwithstanding anything in the contrary in the Support Agreement, no shareholders agreement shall be entered into among them unless otherwise agreed between Significant Stockholder and Sponsor in their sole discretion; provided that (i) Sponsor and Significant Stockholder shall enter into an agreement reflecting the rights of Sponsor described under “Exit Provisions” of the term sheet attached to the Support Agreement (as may be amended from time to time), (ii) Sponsor shall grant Significant Stockholder the right to appoint one director to the board of directors of the general partner of Parent and (iii) Sponsor and Significant Stockholder shall discuss other minority rights of Significant Stockholder.

3.             Significant Stockholder Parent’s Meeting. Significant Stockholder shall exercise its best efforts to cause Significant Stockholder Parent to call, give notice of, convene and hold the Significant Stockholder Parent’s Meeting for the purpose of obtaining the Requisite Significant Stockholder Stockholder Approval by June 30, 2014.

4.           Security.  Significant Shareholder shall grant (or cause to be granted) to Sponsor a first priority security interest in all of its right, title and interest in, to the shares of Common Stock, par value $0.01 per share, of the Company beneficially owned by Significant Shareholder to secure its obligations to fund its commitment under Section 2(a) hereof and to pay the Fee, pursuant to a share pledge agreement to be mutually agreed (the “Pledge Agreement”) and entered into within 30 days hereof.

5.            Guaranteed Obligations.   If Section 10(c) of the Support Agreement does not apply, Significant Stockholder agrees to bear 50% of the Guaranteed Obligations (as defined in the Guarantee) payable by Sponsor under the Guarantee.

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6.           CML Agreement.   If the Requisite Significant Stockholder Stockholder Approval shall not have been obtained prior to the Closing, Significant Stockholder shall, or shall cause Ample Up Limited and/or one or more subsidiaries of Significant Stockholder Parent to, acquire 30% of the issued and outstanding share capital of CML based on the terms contained in the CML Agreement.

7.            Term.  This Agreement shall come into effect automatically on June 30, 2014 and shall terminate on the Expiration Date; provided that no party shall be relieved from any liability or obligation for any breach of this Agreement prior to such termination.

8.             Representations and Warranties.   Each of Sponsor and Significant Stockholder hereby represents and warrants that (a) it is a corporate entity or limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) it has all limited partnership or corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, (c) the execution, delivery and performance of this Agreement by it have been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action, and no other actions or proceedings on the part of it is necessary to authorize the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (e) with respect to the Significant Stockholder, it has uncalled capital commitments or otherwise has available funds to fulfill its obligations under Section 2 hereof and (f) the execution, delivery and performance by it of this Agreement do not and will not (i) violate its organizational documents, (ii) violate any applicable Law or judgment or (iii) result in a violation or breach of, or constitute a default under any Contract to which it is a party or by which it or its properties or assets may be bound.

9.            Publicity.   So long as this Agreement is in effect, each party and its Affiliates shall not issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby without the prior written approval of the other parties, except as may be required by Law or by the rules of any applicable securities exchange as determined in the good faith judgment of the party wanting to make such release or announcement, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or announcement prior to making it.

10.           Assignment.  No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided, however, that Sponsor may, without the consent of Significant Stockholder, assign its rights under this Agreement in whole or in part to any of its Affiliates.

11.          Amendments and Waivers.  No amendment, supplement or modification of this Agreement nor waiver of the terms or conditions hereof shall be binding upon the other parties hereto unless and until approved in writing by an authorized representative of each such party. The failure of a party to this Agreement to insist upon strict adherence to any term of this

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Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.          Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

13.          Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

14.          Specific Performance.   The parties hereto agree that irreparable damage would occur if the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which such party is entitled.

15.          Severability.  If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

16.         Notices.   Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail and receipt is confirmed, at the facsimile telephone number or email address specified in this Section 16, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the first Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 16 (x) at or after 5:00 p.m., local time of the receiving party, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

If to Sponsor:

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501

Email address: rcami@tpg.com

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with copies (which shall not constitute notice or constructive notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Ling Huang

Telephone No.: (86) 10 5920-1000
Facsimile No: (852) 2160-1087

Email address: lhuang@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Victor Lewkow
Telephone No.: (212) 225-2000
Facsimile No: (212) 225-3999

Email address: vlewkow@cgsh.com

If to Significant Stockholder:

Qiao Yang
Shanghai Fosun Pharmaceutical Group Co., Ltd.
9th Floor, No.2 East Fuxing Road
Shanghai 200010, PRC
Telephone No.: +86 21 23138000*8185/23128185
Facsimile No.: +86 21 23138127
Email address: yangq@fosunpharma.com

with a copy (which shall not constitute notice or constructive notice) to:

Baker & McKenzie LLP
Suite 3401, China World Tower 2

China World Trade Center, 1 Jianguomenwai Dajie
Beijing 100004, China

Attention: Chengfei Ding

Telephone No.: :+86 10 6535 3928
Facsimile No: +86 10 6505 2309

Email address: chengfei.ding@bakermckenzie.com

17.          Counterparts.   This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

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18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR without giving effect to the principles thereof relating to the conflicts of laws.

19.           Dispute Resolution.  The parties intend that all disputes, controversies or claims among the parties arising out of or relating to this Agreement (each, a “Dispute”) shall be finally settled by arbitration in Hong Kong using the English language administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, except as they may be modified in this Agreement or by agreement of the parties to the arbitration. The arbitration shall be resolved by a panel of three (3) arbitrators. Parent and Sponsor, collectively, and Significant Stockholder, collectively, shall each be entitled to, and shall, appoint one arbitrator each within twenty one (21) days of the notice of arbitration, failing which the appointment shall be made by the Chairman of HKIAC. The third arbitrator shall be appointed by the other two arbitrators within fifteen (15) Business Days of the appointment of the second arbitrator, failing which the appointment shall be made by the Chairman of HKIAC. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as the arbitrators may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, any party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TPG ASIA VI, L.P.

By:	TPG Asia GenPar VI, L.P., its general partner
By:	TPG Asia GenPar VI Advisors, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

Fosun Industrial Co., Limited

By:

By:	/s/ Qiyu Chen
Name: Qiyu Chen
Title: Chairman of the Board of Directors

HEALTHY HARMONY HOLDINGS, L.P.

By:	Healthy Harmony GP, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

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EXHIBIT A

Amended and Restated Voting Agreement

DATED APRIL 18, 2014
Healthy Harmony Holdings, L.P. and Shanghai Fosun High Technology (Group) Co., Ltd.
AMENDED AND RESTATED voting agreement

THIS AGREEMENT is made on April 18, 2014 (this “Agreement”)

BETWEEN:

(1)	Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”); and

(2)	Shanghai Fosun High Technology (Group) Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Fosun Parent”).

WHEREAS:

(A)	Parent and Fosun Parent entered into a voting agreement on February 20, 2014 (the “Original Voting Agreement”).

(B)	Shanghai Fosun Pharmaceutical (Group) Co. Ltd., a PRC corporation (“Fosun”), is the beneficial owner of 3,157,163 shares of common stock of Chindex International Inc., a Delaware corporation (the “Company”).

(C)	Parent, Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Amended and Restated Agreement and Plan of Merger (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger.

(D)	As of the date of this Agreement, Fosun Parent is the beneficial owner of, and has the right to vote, 920,641,314 domestic shares with a nominal value of RMB1.0 each in the share capital of Fosun, or approximately 41.02% of the total issued share capital of Fosun (the “Existing Fosun Shares”; such Existing Fosun Shares, together with any other shares or equity or other voting interest in Fosun acquired by Fosun Parent or its Subsidiaries after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

(E)	Fosun Parent and Parent have agreed to amend and restate the Original Voting Agreement in its entirety by entering into this Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Interpretation

1.1	Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

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2.	covenants of Fosun Parent

2.1	Fosun Parent covenants and agrees as follows:

2.1.1	that at any general meeting of the shareholders of Fosun convened to vote upon the Resolution (as defined below) or at any adjournment thereof or in any other circumstances upon which a Fosun shareholder vote, resolution or other approval (including, to the extent permitted by the Hong Kong Listing Rules and Fosun’s articles of association, by written shareholders’ resolution) with respect to the Merger Agreement and/or any of the agreements ancillary to the Merger Agreement or the Merger to which Fosun is a party or the transactions contemplated therein is sought (the “Resolution”), Fosun Parent shall: (a) in the case of a general meeting of the shareholders of Fosun (or any adjournment thereof) (i) appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purposes of calculating a quorum and (ii) vote (or cause to be voted) the Subject Shares in favor of the Resolution; or (b) to the extent permitted by the Hong Kong Listing Rules and Fosun’s articles of association, in the case of a written shareholders’ resolution to approve the Resolution, sign and deliver to Fosun such written shareholders’ resolution; and

2.1.2	that Fosun Parent shall not transfer any of the Subject Shares before such general meeting of the shareholders of Fosun (or any adjournment thereof) convened to vote upon the Resolution.

2.2	Fosun Parent covenants to cause Fosun to exercise its best efforts to call, give notice of, convene and hold an annual general meeting of the shareholders of Fosun to vote upon the Resolution by June 30, 2014.

3.	representations and Warranties of Fosun Parent

3.1	Fosun Parent represents and warrants to Parent as of the date hereof as follows:

3.1.1	Fosun Parent has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

3.1.2	the execution, delivery and performance by Fosun Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Fosun Parent;

3.1.3	once executed, this Agreement will constitute the legal, valid and binding obligation of Fosun Parent, enforceable against Fosun Parent in accordance with its terms;

3.1.4	the execution, delivery and performance by Fosun Parent of this

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Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, any provision of any Law applicable to Fosun Parent;

3.1.5	Fosun Parent is the beneficial owner of the Existing Fosun Shares;

3.1.6	Fosun Parent and its Subsidiaries do not own, of record or beneficially any shares in the share capital of Fosun other than the Existing Fosun Shares; and

3.1.7	Fosun Parent has the sole right to vote the Existing Fosun Shares.

4.	Representations and Warranties of Parent

4.1	Parent hereby represents and warrants to Fosun Parent as follows:

4.1.1	Parent has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

4.1.2	the execution, delivery and performance by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent; and

4.1.3	once executed, this Agreement will constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

5.	Termination

5.1	Upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the effectiveness of a mutual written agreement of the parties hereto to terminate this Agreement, this Agreement shall terminate and each party’s further rights and obligations hereunder shall immediately cease except that termination of this Agreement does not affect a party’s right to a claim for a breach of any other party’s obligations in relation to this Agreement if that breach occurred before the termination and each party must continue to comply with each provision of this Agreement necessary for a party to enforce such a right.

6.	Notice

6.1	All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of

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express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 6.1):

6.1.1	if to Parent:

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501

Email address: rcami@tpg.com

with copies to:

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Ling Huang

Telephone No.: (86) 10 5920-1000
Facsimile No: (852) 2160-1087

Email address: lhuang@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Victor Lewkow
Telephone No.: (212) 225-2000
Facsimile No: (212) 225-3999

Email address: vlewkow@cgsh.com

6.1.2	if to Fosun Parent:

Angel, Sze Mei Ming

Room 206, No.500 Caoyang Road,

Putuo District

Shanghai 200333, PRC

Tel: +86 21 23156835

Fax: +86 21 23156835

E-mail: shimm@fosun.com

with copies to:

Chengfei Ding

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Baker & McKenzie LLP

Suite 3401, China World Tower 2

China World Trade Center

1 Jianguomenwai Dajie

Beijing 100004, PRC

Direct Line:+86 10 6535 3928

Fax: +86 10 6505 2309

Email: chengfei.ding@bakermckenzie.com

7.	Governing Law

7.1	This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to the conflicts of laws provisions thereof or of any other jurisdiction. Parent and Fosun Parent hereby agrees that any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be finally settled by arbitration in Hong Kong using the English language administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, except as they may be modified in this Agreement or by agreement of the parties to the arbitration.

7.2	The arbitration shall be resolved by a panel of three (3) arbitrators. Parent and Fosun Parent shall each be entitled to, and shall, appoint one arbitrator each within ten (10) days of the notice of arbitration, failing which the appointment shall be made by the Chairman of HKIAC. The third arbitrator shall be appointed by the other two arbitrators within ten (10) Business Days of the appointment of the second arbitrator, failing which the appointment shall be made by the Chairman of HKIAC. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as the arbitrators may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, any party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pursuant to Section 8.3 pending final settlement by arbitration.

8.	GENERAL

8.1	This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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8.2	This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

8.3	The parties acknowledge that each party shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein by the other party. Therefore, it is agreed that, in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto shall have the right to enforce such covenants and agreements pursuant to a temporary restraining order, specific performance, injunctive relief or by any other means available in equity, without the requirement of posting a bond or other security.

8.4	This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 5) except upon the execution and delivery of a written agreement executed by the parties hereto.

8.5	This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document by any party, except with the written consent of the other party; provided that no such written consent is required for any disclosure of the existence or content of this Agreement by any party: (i) to its Affiliates and its representatives; or (ii) to the extent required by Law, the rules of any applicable securities exchange, or in connection with any SEC filing relating to the Merger or (iii) in connection with any Proceeding related to the enforcement of the terms of this Agreement.

8.6	No modification or waiver of any provision of this Agreement and no consent by any party to any departure herein shall be effective unless in a writing referencing the particular section to be modified or waived and signed by a duly authorized signatory of each party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing. No failure or delay of any party in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies which the parties would otherwise have at law or in equity.

8.7	If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, to the extent permitted by applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good

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faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8	This Agreement may be executed in any number of counterparts and any party may enter into this Agreement by executing a counterpart. Each counterpart when executed and delivered constitutes an original of this Agreement and all executed counterparts together have the same effect as if each party had executed the same document.

[Signature pages follow]

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EXECUTED by the parties

Healthy Harmony Holdings, L.P.
By:	Healthy Harmony GP, Inc., its general partner

By
Name:	Ronald Cami
Title:	Vice President

[Signature page to Fosun Voting Commitment Agreement]

Shanghai Fosun High Technology (Group) Co., Ltd.

By
Name:	Guangchang Guo
Title:	Chairman of the Board of Directors

[Signature page to Fosun Voting Commitment Agreement]